Exhibit 10.7

Non-employee directors

TD BANKNORTH INC.

RESTRICTED STOCK AGREEMENT
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

     THIS AGREEMENT (the “Agreement”) is made as of this ______ day of May 2005 (hereinafter referred to as the “Date of Grant”) by and between TD Banknorth Inc. (the “Company”) and ______ (the “Participant”). Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan (as hereinafter defined).

WITNESSETH:

     WHEREAS, the Company has adopted the Amended and Restated 2003 Equity Incentive Plan (the “Plan”), which is hereby incorporated in its entirety by reference herein; and

     WHEREAS, the Company desires to grant to the Participant a Restricted Stock Award, as described in the Plan.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:

     1. Restricted Stock Award. The Company hereby grants to the Participant a Restricted Stock Award of ___ shares of common stock, $0.01 par value per share, of the Company (the “Shares”), upon the terms and conditions set forth herein. The number of Shares are subject to adjustment as provided in the Plan.

     2. Vesting of Restricted Stock Award. The Shares granted by this Agreement shall be 100% vested on the Date of Grant.

     3. Restrictions on Transfer of Shares. The Shares granted by this Agreement may not be sold, assigned, transferred (including transfer by gift or donation but excluding transfers pursuant to a QDRO), pledged or otherwise encumbered, except that such restrictions shall lapse upon (i) the Participant’s death, Disability or voluntary termination of service as a director, or (ii) the occurrence of a Change of Control. During the time these restrictions are in effect, the stock certificates for the Shares shall be held either by the Company or by the Company’s transfer agent.

     4. Delivery of Stock Certificates. When the restrictions set forth in Section 3 lapse, the Company or its transfer agent shall deliver a stock certificate to the Participant for the Shares. Such certificate shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange or national market quotation system upon which such Shares are then listed or quoted, respectively, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. As a condition precedent to the issuance of the Shares, the Company may require the Participant to take any reasonable action to meet such requirements and to represent and warrant at the time of issuance or transfer that the Shares are being acquired only for investment purposes and without any current intention to sell or distribute such Shares.

     5. Withholding. The Company’s obligation to deliver shares of Common Stock pursuant to Section 4 hereof shall be subject to the Participant’s satisfaction of any applicable federal, state, local and other income and employment tax withholding requirements as required by the Plan.

     6. Voting of Underlying Shares of Common Stock; Dividends. The Participant shall be entitled to vote the Shares granted by the Agreement prior to the delivery of the stock certificates pursuant to Section 4 hereof. In addition, all cash dividends paid on the Shares prior to the delivery of the stock certificates shall be paid to the Participant on the dividend payment dates established by the Company.

     7. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, the terms and conditions included in the Plan shall control.

     8. Administration and Interpretation. The authority to interpret and administer this Agreement shall be vested in the Board, and the Board shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Board of the provisions of the Plan or this Agreement made in good faith shall be final and binding on all parties.

     9. Not a Service Contract. The grant of the Shares covered by this Agreement does not confer on the Participant any right with respect to continuance of Service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of the Participant’s Service at any time.

     10. Notices. Any written notice provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if it is hand delivered, sent by fax or overnight courier, or sent by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the following address: TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540 Attention: General Counsel.

     11. Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant. In the event that the Board determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or any provision thereof or Award thereunder should be amended to comply with Section 409A of the Code, the Board may amend the Plan and this Agreement to make any changes required to comply with Section 409A of the Code.

     12. No Personal Liability. The Participant agrees that no member of the Board or the Company or its Affiliates shall be personally liable for any actions taken in good faith in connection with the Plan or this Agreement.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the day first above written.

ATTEST:	TD BANKNORTH INC.

By:

Name:	Name:

Title:	Title:

PARTICIPANT

Name:

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